Exhibit 99.1

TransDigm Announces Postponement of 2020 Annual Meeting of Stockholders

Cleveland, Ohio, March 23, 2020/PRNewswire / -- TransDigm Group Incorporated (NYSE: TDG) today announced the postponement of the Company’s 2020 Annual Meeting of Stockholders. On February 10, 2020, the Company filed with the Securities and Exchange Commission and made available to its stockholders of record a proxy statement (the “Proxy Statement”) for the Company’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, March 24, 2020. Because of restrictions on the conduct of non-essential business implemented yesterday by the Governor of Ohio in response to the COVID-19 crisis, the Company is postponing the Annual Meeting to a later date to be determined. Once determined by the Board of Directors, the Company will announce the record date and the new date, time and location of the Annual Meeting and the applicable time periods for stockholder proposals and director nominations. The Company is assessing its options including the possibility of holding a virtual or hybrid meeting with a view to protect the health and safety of its employees, shareholders and others who usually attend the annual meeting.
About TransDigm
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, databus and power controls, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seat belts and safety restraints, engineered interior surfaces and related components, advanced sensor products, switches and relay panels, advanced displays, thermal protection and insulation, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Contact:
Investor Relations
(216) 706-2945
ir@transdigm.com